Exhibit 99.1

Press Release
P.O. Box 59 Lebanon, OH 45036

Company Contact:	Investor and Media Contact:
Eric J. Meilstrup Chief Executive Officer LCNB National Bank (513) 932-1414 Shareholderrelations@lcnb.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB Corp. Announces Retirement of Michael R. Miller,

EVP and Chief Wealth Officer

Michael R. Miller to retire on March 31, 2027

Joshua A. Shapiro promoted to Director of LCNB Wealth

LEBANON, Ohio – September 17, 2026 -- LCNB Corp. (NASDAQ: LCNB) (the “Company”), the holding company for LCNB National Bank (the “Bank”), today announced that Michael R. Miller, EVP and Chief Wealth Officer, will retire from his positions with both the Company and the Bank effective March 31, 2027.

“Mike has made tremendous contributions to LCNB, our Wealth business and, most importantly, to the clients we serve,” said Eric Meilstrup, Chief Executive Officer of LCNB Corp. “Under his leadership, LCNB Wealth has nearly quadrupled, with assets under management increasing from approximately $457 million at year-end 2016 to approximately $1.68 billion at June 30, 2026. Mike has also been deeply committed to developing the people around him and building a strong wealth and trust organization at LCNB. On behalf of everyone at the Company, we thank Mike for his many contributions and wish him all the best in his retirement.”

Mr. Miller, J.D., CFP®, joined LCNB in 2017 and has served as EVP and Chief Wealth Officer, leading the Company’s trust, investment and wealth management activities. He has over 40 years of experience in trust, legal, and financial service matters. During his tenure at LCNB, he has overseen the significant expansion of LCNB Wealth and played an important role in developing the team that will lead the business following his retirement.

LCNB Wealth Leadership Transition

As part of a planned leadership transition, Joshua A. Shapiro, J.D., was recently promoted to Director of LCNB Wealth. Following Mr. Miller’s retirement, Bradley A. Ruppert, CFA, Executive Vice President and Chief Investment Officer, who has been with LCNB Wealth for 18 years, will provide executive leadership and oversight of the Wealth Group. Effective January 1, 2027, Mr. Shapiro will assume day-to-day responsibility for LCNB’s Wealth Group, including Trust and Investment Services, reporting to Mr. Ruppert.

Mr. Meilstrup continued, “Mike and Brad have done an outstanding job preparing for this transition by developing and attracting a deep bench of talented and skilled professionals across LCNB Wealth. I look forward to Brad’s continued leadership as we further expand LCNB’s wealth platform. Josh has been an important member of our team for more than 10 years. His experience, deep client relationships and understanding of our business make him exceptionally well suited to help lead LCNB Wealth into its next chapter. Together with Brad’s continued leadership and investment expertise, we believe we have a strong leadership structure in place that will provide continuity for our clients and employees while positioning the business for continued growth.”

Mr. Shapiro brings more than 25 years of legal, trust and wealth management experience and has been with LCNB since 2016, most recently serving as Senior Vice President and Trust Officer. Prior to joining LCNB, he held trust and wealth management leadership positions with Stock Yards Bank & Trust Company and First Financial Bank and previously practiced law with Taft Stettinius & Hollister. His experience includes trust and estate administration, financial and estate planning, fiduciary services and client relationship management. Mr. Shapiro earned his J.D. from Indiana University School of Law and his bachelor’s degree, cum laude and Phi Beta Kappa, from the University of Cincinnati.

For more information on LCNB Trust Services, visit https://www.lcnb.com/trust.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), founded in 1877, it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, and wealth management services. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.”

Learn more about LCNB Corp. at www.lcnb.com